Exhibit 10.1

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Restricted Stock Unit Award Agreement

No. of Restricted Stock Units: Up to 355,410

THIS AGREEMENT, dated May 17, 2004, between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”), and Richard D. Fairbank (“you”), is made pursuant and subject to the provisions of Capital One’s 2004 Stock Incentive Plan (the “Plan”). All terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless they are otherwise defined herein.

WHEREAS, Section 4 of the Capital One Financial Corporation 1994 Stock Incentive Plan Incentive Stock Award Agreement, dated December 15, 2003, between Capital One and you (the “Incentive Stock Agreement”) provides that in the event the stockholders of Capital One authorize and approve a stock incentive plan permitting the issuance of restricted stock units prior to March 31, 2007, then the Incentive Stock Agreement will be cancelled and replaced by an award agreement providing for the issuance of Restricted Stock Units;

WHEREAS, at Capital One’s Annual Meeting held on April 29, 2004, Capital One’s stockholders authorized and approved the Plan; and

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors’ Compensation Committee (the “Committee”) of Restricted Stock Units, the vesting and issuance of which may be subject to certain service, performance or other conditions as determined by the Committee;

W I T N E S S E T H :

1. Cancellation of Incentive Agreement. Capital One and you acknowledge that, effective as of May [    ], 2004, the Incentive Stock Agreement shall be cancelled, including all of Capital One’s and your rights and obligations thereunder, pursuant to the terms and conditions thereof.

2. Grant of Units. Pursuant and subject to the terms and conditions set forth in this Agreement and the Plan, Capital One hereby grants to you a target award of 236,940 Restricted Stock Units and a maximum award of 355,410 Restricted Stock Units (the “Units”).

3. Non-Transferability. Subject to the provisions of Section 4 hereof, the right to receive some or all of the Units and the underlying Shares related thereto shall not be assignable or transferable, or otherwise alienated, pledged, hypothecated or otherwise encumbered, under any circumstances. Any purported or attempted assignment, transfer, alienation, pledge, hypothecation or encumbrance of such rights or of the Units or the underlying Shares related thereto prior to their issuance to you shall be null and void and shall result in the immediate forfeiture of such rights or Units (including the underlying Shares related thereto) and cancellation of this Agreement.

4. Vesting and Settlement of Units.

(a) Vesting. Except as provided in subsections 4(b) and 4(c) below and subject to Section 6 below, a number of the Units shall, to the extent not previously vested or forfeited as provided herein, vest on March 31, 2007 (the “Vesting Date”) as set forth in Appendix A hereto based upon Capital One’s fully diluted earnings per share compound growth rate for the three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”), compared to the fully diluted earnings per share compound growth rate of the companies listed on Appendix B hereto during the Performance Period, as certified by the Committee following the end of the Performance Period. With respect to any Units which have vested on the Vesting Date, the underlying Shares related thereto shall be issued to you, in settlement of such vested Units, on the first day of Capital One’s taxable year immediately following the taxable year in which your employment with Capital One is terminated for any reason (the “Settlement Date”).

All Units (including your rights thereto and to the underlying Shares related thereto) that do not vest on or before the Vesting Date, as provided in this Section 4, to the extent not previously forfeited as provided herein, shall immediately be forfeited as of such date.

(b) Effect of Termination of Employment. Except as otherwise provided in subsections 4(b)(i) or 4(b)(ii) below, upon your termination of employment with Capital One for any reason prior to the end of the Performance Period, all Units (including your rights thereto and to the underlying Shares related thereto), to the extent not previously vested as provided herein, shall immediately be forfeited as of the date of such termination.

(i) If your employment with Capital One terminates due to your death or Disability prior to the end of the Performance Period, then 236,940 Units will immediately vest on the date of your death or Disability, as applicable, and, subject to Section 6 below, the underlying Shares related thereto will be issued to you, your estate, or the person or persons to whom the rights under this Agreement shall have passed by will or the laws of descent or distribution, in settlement of such vested Units, on the Settlement Date. The remaining unvested Units (including your rights thereto and to the underlying Shares related thereto) shall immediately be forfeited as of the date of your death or Disability, as applicable;

(ii) If your employment with Capital One terminates due to your Retirement prior to the end of the Performance Period, then the number of Units which will vest on the Vesting Date will be equal to the product of (x) the number of Units that would have vested had you remained employed until the end of the

Performance Period, determined in accordance with Section 4(a) above, and (y) a fraction, the numerator of which is the number of days from January 1, 2004 through the date of your Retirement and the denominator of which is 1095. The remaining unvested Units (including your rights thereto and to the underlying Shares related thereto) shall immediately be forfeited as of the Vesting Date. All Units which vest pursuant to this Section 4(b)(ii) shall be settled, subject to Section 6 below, in Shares issued to you on the Settlement Date.

For purposes of this Section 4, it shall not be considered a termination of employment if you are placed by Capital One or any Subsidiary on military or sick leave or such other type of leave of absence that the Committee in its sole discretion considers as continuing the employment relationship intact.

(c) Effect of Change of Control. If a Change of Control of Capital One occurs prior to the end of the Performance Period, then 236,940 Units shall, to the extent not previously forfeited as provided herein, immediately vest and, subject to Section 6 below, the underlying Shares related thereto will be issued to you, in settlement of such vested Units, as soon as reasonably practicable following the date of such Change of Control and the remaining unvested Units (including your rights thereto and to the underlying Shares related thereto) shall immediately be forfeited as of the date of such Change of Control. Notwithstanding anything herein to the contrary, in the event a Change of Control of Capital One occurs during the period commencing on the Vesting Date and ending on the Settlement Date, subject to Section 6 below, the Shares underlying such vested Units shall be issued to you, in settlement of such vested Units, as soon as reasonably practicable following the date of such Change of Control.

(d) Acceleration of Settlement. Notwithstanding anything herein to the contrary, the Committee may accelerate the date of settlement of any Units granted hereunder which have vested pursuant to Section 4(a) or 4(b) hereof.

5. Modification and Waiver. Except as provided in the Plan and this Agreement with respect to determinations of the Board or the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided, that changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)	by cash or check payment;

(b)	if the Units have vested and the underlying Shares related thereto have been issued to you pursuant to Section 4 hereof, by instructing the Plan administrator to sell that number of Shares having a Fair Market Value equal to the amount required to be withheld and to deliver the proceeds thereof to Capital One; or

(c)	by such other methods as Capital One may make available from time to time.

7. Changes in Capital Structure. In the event of changes in the capital structure of Capital One or other corporate events or transactions, appropriate adjustments in the number of the Units and the underlying Shares related thereto issuable to you, the performance conditions set forth in Section 4(a) hereof, or both, shall be made, as provided in Article 4 of the Plan or as the Committee in its sole discretion otherwise deems appropriate.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

10. Bound by Plan. In consideration of the grant of the Units, you agree that you will comply with such conditions as the Board and the Committee may impose on the Units and the underlying Shares related thereto and be bound by the terms of the Plan.

11. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

You represent that you are familiar with the terms of the Plan and have had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the Units and the underlying Shares related thereto. As a condition of this award and your right to receive the Units and the underlying Shares related thereto, you must sign this Agreement and return at least one copy to Capital One’s Human Resources Department. By doing so, you confirm the accuracy of the statement set forth in the first sentence of this paragraph and evidence your acceptance of and agreement to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf, and you have affixed your signature hereto.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Stanley Westreich
Stanley Westreich

/s/ Richard D. Fairbank
Richard D. Fairbank

APPENDIX A

VESTING OF UNITS

Percentile Rank Vs. Peer Group 3-Yr EPS Growth	% of Target Award Paid	Number of Units
100	150.0%	355,400
99	148.0%	350,660
98	146.0%	345,930
97	144.0%	341,190
96	142.0%	336,450
95	140.0%	331,710
94	138.0%	326,970
93	136.0%	322,230
92	134.0%	317,490
91	132.0%	312,750
90	130.0%	308,020
89	128.0%	303,280
88	126.0%	298,540
87	124.0%	293,800
86	122.0%	289,060
85	120.0%	284,320
84	118.0%	279,580
83	116.0%	274,850
82	114.0%	270,110
81	112.0%	265,370
80	110.0%	260,630
79	108.0%	255,890
78	106.0%	251,150
77	104.0%	246,410
76	102.0%	241,680
75	100.0%	236,940
74	98.0%	232,200
73	96.0%	227,460
72	94.0%	222,720
71	92.0%	217,980
70	90.0%	213,240
69	88.0%	208,500
68	86.0%	203,770
67	84.0%	199,030
66	82.0%	194,290
65	80.0%	189,550
64	78.0%	184,810
63	76.0%	180,070
62	74.0%	175,330
61	72.0%	170,600
60	70.0%	165,860
59	68.0%	161,120
58	66.0%	156,380
57	64.0%	151,640
56	62.0%	146,900
55	60.0%	142,160
54	58.0%	137,430
53	56.0%	132,690
52	54.0%	127,950
51	52.0%	123,210
50	50.0%	118,470
49	49.0%	116,100
48	48.0%	113,730
47	47.0%	111,360
46	46.0%	108,990
45	45.0%	106,620
44	44.0%	104,250
43	43.0%	101,890
42	42.0%	99,520
41	41.0%	97,150
40	40.0%	94,780
39	39.0%	92,410
38	38.0%	90,040
37	37.0%	87,670
36	36.0%	85,300
35	35.0%	82,930
34	34.0%	80,560
33	33.0%	78,190
32	32.0%	75,820
31	31.0%	73,450
30	30.0%	71,080
29	29.0%	68,720
28	28.0%	66,350
27	27.0%	63,980
26	26.0%	61,610
25	25.0%	59,240
24 and below	0.0%	0

APPENDIX B

COMPARATOR GROUP

American Express Co.

Bank of America Corp.

Bank One Corp.

BB&T Corporation

Charter One Financial Inc.

Citigroup Inc.

Countrywide Financial Corp.

Dell Inc.

Fannie Mae

Fifth Third Bancorp

Fleetboston Financial Corp.

Freddie Mac

International Business Machines Corp.

Johnson & Johnson

JP Morgan Chase & Co.

KeyCorp

MBNA Corp.

Mellon Financial Corp.

Merck & Co. Inc.

Merrill Lynch & Co. Inc.

Metris Companies Inc.

Microsoft Corp.

National City Corp.

PepsiCo Inc.

PNC Financial Services Group

Providian Financial Corp.

SLM Corp.

SunTrust Banks Inc.

Synovus Financial Corp.

U.S. Bancorp

Wachovia Corp.

Washington Mutual Inc.

Wells Fargo & Company